Sports Asylum, Inc. Announces Signing of Letter Agreement to Acquire Exclusive Rights to Technology for Treating Diabetes and Related Ailments.

LAS VEGAS, NEVADA--(Marketwired – September 5, 2014) - Sports Asylum, Inc. (OTCQB:SYLM), (the “Company”) is  pleased to announce that on August 29, 2014, the Company signed a Letter Agreement with Jean Arnett, Brad Hargreaves and XC Velle Institute Inc. (collectively being the “Vendors”) to acquire exclusive rights to a proprietary technology for the treatment of diabetes and related ailments (the “Technology”).

The Letter Agreement sets forth the basic terms of a proposed transaction whereby the Vendors will grant to the Company an exclusive worldwide license (the “License”) to market, sell, distribute, use and manufacture the Technology in exchange for a 1% royalty on gross profits from the sale of any products or services based on the Technology. The term of the License will extend for an initial term of 10 years with Company options to extend the term to up to 20 years.

As additional consideration for the grant of the Licence, the Company will pay to the Vendors the aggregate sum of $100,000 and issue to Jean Arnett and Brad Hargreaves non-transferrable options to purchase up to an aggregate of 20,000,000 shares of the Company’s common stock at an exercise price of $0.05. The options will vest based upon satisfaction of certain milestones as outlined in the Letter Agreement, and will be exercisable for a period of 5 years thereafter.

Closing of the proposed transaction is expected to take place on or before October 30, 2014.  However, closing of the proposed transaction is subject to the satisfaction of certain conditions precedent as described in the Form 8-K filed by the Company on September 5, 2014. Closing is also subject to the Company completing its due diligence investigations into the Vendors and the Technology to its satisfaction.

Further details on the terms and conditions of the proposed transaction are available in the Form 8-K filed by the Company with Securities and Exchange Commission on September 5, 2014.

About XC Velle Institute Inc.: XC Velle’s main mission is to research and develop a treatment regimen on the basis of microcurrents to manage the complications & discomforts of diabetes.

About Sports Asylum, Inc.: Sports Asylum is a mining company with one mineral claim (the Plandel Gold claim) in the Republic of the Philippines.

On behalf of the Board of Directors, Frank McEnulty, CEO of Sports Asylum, Inc.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. In particular, closing of the proposed transaction is subject to certain conditions precedent as further described in the Letter Agreement.  There are no assurances that the proposed transaction will complete as or when expected.  Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that the Company files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

For further information please contact:
Sports Asylum, Inc.
(310) 508-9398